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Microsemi Corporation Completes Purchase of Linfinity
Microelectronics from Symmetricom Corporation

SANTA ANA, Calif.--(BUSINESS WIRE)--April 15, 1999--Microsemi Corporation (Nasdaq:MSCC) of Santa Ana, today announced that it has completed the acquisition of the Linfinity Microelectronics Inc. subsidiary of Symmetricom Corporation (Nasdaq:SYMM), effective April 15, 1999.

Linfinity Microelectronics manufactures standard linear and mixed signal integrated circuits (ICs), as well as systems-engineered modules for use primarily in power management and communication application in commercial, industrial, defense and space markets. In the most recent 12-month period, Linfinity had sales of approximately $45 million.

Microsemi purchased the outstanding equity in Linfinity Microelectronics for $24.1 million in cash. The acquisition is being funded with existing cash and new bank financing.

In connection with the acquisition, Microsemi expects to record a charge for In-Process Research and Development of between $2 million and $2.5 million in its third quarter.

Commenting on the announcement, Philip Frey Jr., chairman and CEO of Microsemi Corporation, said: "We are excited about the opportunity to expand our presence in the fast-growing power management market with the combined resources of Linfinity and Microsemi. We believe that the diverse markets served by Linfinity and Microsemi offer many new opportunities for our combined product offerings."

Frey continued: "We have known and followed the Linfinity business for a number of years and have always seen a great fit with Microsemi. The opportunity to continue the business under the Micro banner without interruption will be rewarding for Microsemi, the Linfinity employees and for Symmetricom."

Microsemi Corporation is a global supplier of high-reliability power semiconductors, surface mount and custom diode assemblies for the electronics, computer, telecommunications, space, defense and medical markets. More information may be obtained by contacting the company directly or by visiting the company's Web site at http://www.microsemi.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Any statements set forth in this news release that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include but are not limited to such factors as the ability to evaluate, integrate and manage acquisitions; strength and competitive pricing environment of the semiconductor marketplace; demand for and acceptance of the company's products; the success of planned marketing and promotional campaigns; realization of backlog; business and economic conditions such as the current industry conditions; customer order preferences; company strategies; environmental matters; litigation; inventory obsolescence; Year 2000 risks and uncertainties; the factors mentioned elsewhere in this news release; as well as other factors identified in the company's most recent Form 10-K and subsequent Forms 10-Q filed by the company with the Securities and Exchange Commission.

  CONTACT:  Microsemi Corporation, Santa Ana
            David R. Sonksen, 714/979-8220
                  or
            Coffin Communications Group
            Dilek Mir/William F. Coffin, 818/789-0100

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